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Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 5, 2009

LITERATURE

Gold
Agriculture
Commodity
Crude Oil
Base Metals
General

Literature Center

PowerShares literature is currently available through both electronic download and our hardcopy mail delivery service. After locating your desired document, you may download it as a PDF or place a shipment order.

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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.